EXTENSION AND MODIFICATION AGREEMENT

THIS EXTENSION AND MODIFICATION AGREEMENT (“Agreement”) is being executed on this 31st day of January 2020, by and among Premier Bank, a Minnesota corporation ("Bank"); and Glenbrook Building Supply, Inc., a Delaware corporation, and EdgeBuilder, Inc., a Delaware corporation (collectively “Co-Borrowers”).

WITNESSETH:

WHEREAS, Bank is the owner and holder of the Co-Borrowers’ Revolving Credit Promissory Note dated June 30, 2017, in the maximum principal amount of Three Million and 00/100ths Dollars ($3,000,000.00), which Revolving Credit Promissory Note was modified by the following:

-)	Extension/Revision Agreement of Note executed by Co-Borrowers and Bank and dated June 29, 2018.

-)	Extension Agreement executed by Co-Borrowers and Bank and dated March 6, 2019.

-)	Extension/Revision Agreement of Note executed by Co-Borrowers and Bank and dated July 29, 2019.

-)	Extension/Revision Agreement of Note executed by Co-Borrowers and Bank and dated October 1, 2019.

-)	Extension/Revision Agreement of Note executed by Co-Borrowers and Bank and dated November 1, 2019.

The Revolving Credit Promissory Note, as modified by the above-referenced Agreements, may be hereinafter referred to as the "Note". The Note calls for all principal and accrued interest, if not paid sooner, to be due and payable on January 1, 2020.

WHEREAS, Co-Borrowers and Bank are parties to a Revolving Credit Loan Agreement (“Loan Agreement”) executed by and between Co-Borrowers and Bank on June 30, 2017.

WHEREAS, the Note is secured by the Security Agreements (“Security Agreements”) executed by Co-Borrowers in favor of the Bank on June 30, 2017. The Security Agreements create a lien on all of the inventory, equipment, accounts and general intangibles of the Co-Borrowers. The Security Agreement executed by EdgeBuilder, Inc. also creates a security interest in the fixtures of EdgeBuilder, Inc. located on certain property in Pierce County, Wisconsin.

WHEREAS, the Note is also secured by the guaranties executed by Jeffrey E. Eberwein and ATRM Holdings, Inc., a Minnesota corporation (“Guarantors”) in favor of Bank on or about June 30, 2017 (each a “Guaranty” and collectively the “Guaranties”).

WHEREAS, the rights and interests of the Bank created by the Guaranty of ATRM Holdings, Inc. was subordinated to the rights of Gerber Finance, Inc, a New York corporation (“Gerber”) pursuant to a Subordination Agreement dated on or about June 30, 2017 (“ATRM Subordination Agreement”).

WHEREAS, the Guaranty of Jeffrey E. Eberwein is partially secured by the following two mortgages (“Mortgages”):

-)	Commercial Short Form Real Estate Guaranty Open-End Mortgage Deed dated February 29, 2019, and recorded in Volume 7493, Page 70 with the Town of Greenwich, which mortgage was executed by Jeffrey E. Eberwein, as Trustee of the Jeffrey E. Eberwein Revocable Trust U/A dated October 1, 2010 and Julia M. Dayton, as Trustee of the Julia M. Dayton Revocable Trust U/A dated October 1, 2010, as Mortgagors, in favor of Bank, as Mortgagee, which Mortgage encumbers certain property located in the Town of Greenwich, County of Fairfield, State of Connecticut.

-)	Commercial Short Form Real Estate Mortgage dated February 29, 2019, and recorded May 2, 2019 as Instrument No. 5707174, Official Record 5625, Page 2069 with the Clerk of the Circuit Court and Comptroller for Collier County, Florida, which mortgage was executed by Jeffrey E. Eberwein, individually, and as Trustee of the Jeffrey E. Eberwein Revocable Trust u/a dated October 1, 2010 and Julia M. Dayton, individually, and as Trustee of the Julia M. Dayton Revocable Trust u/a dated October 1, 2010, as Mortgagors, in favor of the Bank, as Mortgagee, which Mortgage encumbers certain property located in the County of Collier, State of Florida.

WHEREAS, the Note, Loan Agreement, Security Agreements, Guaranties, ATRM Subordination Agreement, Mortgages and all other documents executed in connection with the loan evidenced by the Note may be collectively referred to herein as the “Loan Documents”.

WHEREAS, the Co-Borrowers have now requested that the maturity date of the Note be extended from January 1, 2020, to January 31, 2023.

WHEREAS, Bank is willing to extend the maturity date of the Note subject, however, to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the parties hereto mutually agree as follows:

1.       Recitals Incorporated. All recitals set forth above shall bind the parties hereto and are hereby made a part of this Agreement.

2.       Outstanding Balance. As of the Effective Date (“hereinafter defined”), the outstanding balance of the indebtedness evidenced by the Note will be $1,000,000.00, which amount will consists of $1,000,000.00 in outstanding principal and $0.00 of accrued and unpaid interest. Borrower will pay on the Effective Date: (i) all accrued and unpaid interest outstanding under the Note as of the Effective Date, (ii) a principal reduction payment sufficient to reduce the outstanding principal balance of the Note to $1,000,000.00, and (iii) any and all late fees, attorney fees, or other costs and expenses then owed by Co-Borrowers to Bank pursuant to the terms of the Loan Documents or this Agreement.

The “Effective Date” shall be the date on which the Borrower makes the payment necessary to reduce all amounts due under the Note and Loan Documents to $1,000,000.00. The Effective Date must occur on or before January 31, 2020, or this Agreement shall be null and void in all respects and the Bank shall be entitled to pursue any and all rights and remedies it may have under the Loan Documents or applicable law.

3.       Modifications to Note.

(a)        Maturity Date. The Bank and Co-Borrowers agree that the Date of Final Maturity (as defined in the Note) is hereby extended to January 31, 2023.

(b)       Interest Rate. Beginning on the Effective Date, interest shall accrue on the unpaid principal balance of the Note at the fixed rate of five and three quarters percent (5.75%) per annum. Interest shall be calculated on the principal balance outstanding at the end of each day and on the basis of a year of three hundred sixty (360) days but shall accrue and be payable on the actual number of days in the month. At any time that there is an uncured event of default under this Note, Lender may increase the rate at which interest accrues on the unpaid principal balance of this Note by five percent (5.00%) per annum.

(c)       Payments. Beginning on March 1, 2020, and continuing on the same day of each and every month thereafter, Borrower shall make monthly principal and interest payments to the Lender in the amount of Thirty Thousand Three Hundred Fifty and 00/100ths Dollars ($30,350.00). The Borrower shall make such monthly payments until January 31, 2023, at which time the full principal balance hereof, and all accrued interest thereon, and all other sums due hereunder, shall be fully due and payable.

(d)       Termination of Revolving Feature. Notwithstanding anything in the Note or Loan Agreement to the contrary, beginning on the date hereof no additional advances of loan funds will be allowed. From this day forward, the loan evidenced by the Note shall be a fully amortizing, non-revolving, term loan.

(e)       Continued Effect. Except as specifically modified by subsections (a), (b), (c) & (d) of this Section 3, all of the terms and conditions of the Note shall continue in full force and effect. Without limiting the generality of the preceding sentence it is specifically acknowledged by the parties hereto that the depository requirement set forth in Section 10 of the Revolving Credit Promissory Note dated June 30, 2017 shall remain in full force and effect.

4.       Release of Certain Collateral/Acknowledgement of Junior Security Interest. The Co-Borrowers have requested that the Bank release certain collateral from the liens created by the Security Agreements. Specifically, the Co-borrowers have requested that the Bank release its security interest from all of the collateral referenced in the Security Agreement, EXCEPT the following (hereinafter the “Collateral”):

(i)	all equipment of the Co-Borrowers,

(ii)	any equipment of EdgeBuilder, Inc. that has been, or may hereafter be, attached to real estate so as to become properly classified as a fixture,

(iii)	all accessions, accessories, attachments, fittings, increases, parts, repairs, returns, renewals and substitutions of all or any part of the equipment and fixtures described in clauses (i) and (ii) above, and

(iv)	all proceeds of the property described in clauses (i), (ii) and (iii) above, including without limitation, all insurance and condemnation proceeds covering all or any part of the property described in clauses (i), (ii) and (iii) above.

The Bank has agreed to release, and as of the Effective Date will be deemed to have released, all other collateral described in the Security Agreements from the security interests created by the Bank’s Security Agreements. The Bank also agrees to file one or more UCC – 3 documents with the Delaware UCC filing office for the purpose of effectuating such release.

The Bank hereby acknowledges that the Co-Borrowers will be granting Gerber a junior lien on the Collateral. Notwithstanding anything in the Loan Documents to the contrary, Borrower hereby agrees that the grant of such lien shall not create a default under the Loan Documents. This is a one-time waiver and shall not apply to any other liens placed on the Collateral by the Co-Borrowers.

5.       Bank's Fee/Costs. On or before the Effective Date, Co-Borrowers agree to pay Bank an extension fee in the amount of $10,000.00 in consideration for the Bank entering into this Agreement. The extension fee shall be considered fully earned and non-refundable as of the date hereof. Co-Borrowers also agree to reimburse the Bank on the Effective Date for any and all out-of-pocket costs and expenses of any type or nature incurred by the Bank in connection with the underwriting and approval of this loan extension transaction and the drafting and execution of this Agreement.

6.       Covenants, Warranties and Representations. Co-Borrowers hereby make the following representations, warranties and covenants in consideration of the Bank entering into this Agreement:

a.	Co-Borrowers hereby covenant and warrant that they are the owners of the Collateral and that the Security Agreements create valid first priority security interests against the Collateral for the purpose of securing the debt evidenced by the Note (as herein modified).

b.	Co-Borrowers do hereby confirm the terms and provisions of the Loan Documents as herein modified, and Co-Borrowers do hereby covenant and agree to repay the loan evidenced by the Note and to comply with all the terms of the Loan Documents as herein modified.

c.	Co-Borrowers hereby represent that to the best of their knowledge (i) the Guaranties continue in full force and effect to secure the debt evidenced by the Note, and (ii) the Guarantors have no defenses or offsets to their obligations under the Guaranties.

d.	Co-Borrowers hereby represent that to the best of their knowledge (i) the Mortgages continue in full force and effect to secure the obligations evidenced by the Guaranty of Jeffrey E. Eberwein, and (ii) the Mortgagors have no defenses or offsets to the enforcement of the Mortgages.

7.       Default. A default under the terms of this Agreement shall constitute a default under the terms of the Loan Documents, and Bank shall be entitled to declare the entire indebtedness evidence by this Agreement and the Note, including accrued and unpaid interest, due and payable in full and to exercise all rights and remedies provided by the Loan Documents or otherwise available under Minnesota law.

8.       Loan Documents to Survive. The stipulations, provisions, conditions and covenants of the Loan Documents shall remain in full force and effect and secure to Bank the payment of all principal and interest due under the Note as herein modified. Furthermore, nothing herein contained shall be construed to impair the security of the Loan Documents nor to affect or impair any rights or powers that the Bank may have under the Loan Documents for nonfulfillment of this Agreement.

9.       Counterparts. This Agreement may be signed in counterparts by the parties hereto with the same force and effect as if the above parties signed the same original agreement.

10.        Electronic Transmission. Facsimile copies, scanned copies and photocopies of the parties’ signatures to this Agreement shall be valid and enforceable to the same extent as original signatures, and the parties hereby waive any requirement that original signatures be produced as a condition of (i) proving the validity of this Agreement, or (ii) enforcing this Agreement.

11.       Intercreditor Agreement. This Agreement, and the rights of the Co-Borrowers and Bank hereunder, is subject to the terms of that certain Intercreditor Agreement executed by Co-Borrowers, Bank and Gerber on or about even date herewith, which Intercreditor Agreement was also consented to by the Guarantors.

[The remainder of this page was intentionally left blank.

Signature pages follow on the next pages.]

IN TESTIMONY WHEREOF, Bank and Co-Borrowers have executed this Agreement on the day and year first above-written.

CO-BORROWERS:	Glenbrook Building Supply, Inc., a Delaware corporation

	By:	/s/ Daniel M. Koch
Daniel M. Koch
	Its:	Chief Executive Officer

EdgeBuilder, Inc., a Delaware corporation

	By:	/s/ Daniel M. Koch
Daniel M. Koch
	Its:	Chief Executive Officer

BANK:	Premier Bank, a Minnesota corporation

	By:	/s/ Brian Carnes
Brian Carnes
	Its:	Chief Credit Officer

ACKNOWLEDGEMENT OF CONTINUATION OF GUARANTIES

The Guarantors (above defined), in consideration of the Bank’s execution of the foregoing Extension and Modification Agreement, hereby acknowledge and represent to the Bank as follows:

(a)	Except as limited by the ATRM Subordination Agreement, the Guaranties (above defined) are valid, binding and in full force and effect.

(b)	Except as limited by the ATRM Subordination Agreement, the Guaranties continue to secure the repayment of the debt evidenced by the Note (as previously, now or hereafter modified).

(c)	The Guarantors have no defenses or offsets to the enforcement of the Guaranties.

(d)	Jeffrey E. Eberwein hereby represents that (i) the Mortgages (above defined) continue in full force and effect to secure the obligations evidenced by his Guaranty, and (ii) the Mortgagors have no defenses or offsets to the enforcement of the Mortgages.

(e)	This Acknowledgement of Continuation of Guaranties may be signed in counterparts by the parties hereto with the same force and effect as if the above parties signed the same original agreement.

(f)	Facsimile copies, scanned copies and photocopies of the parties’ signatures to this Acknowledgement of Continuation of Guaranties shall be valid and enforceable to the same extent as original signatures, and the parties hereby waive any requirement that original signatures be produced as a condition of (i) proving the validity of this Acknowledgement of Continuation of Guaranties, or (ii) enforcing this Acknowledgement of Continuation of Guaranties.

WHEREFORE, Guarantors have caused this Acknowledgement of Continuation of Guaranties to be executed on this 15th day of January 2020.

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein

State of Connecticut

County of Fairfield

On this this 15th day of January 2020 before me, Hannah Bible, the undersigned officer, personally appeared Jeffrey Eberwein known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

In witness whereof I hereunto set my hand

/s/ Hannah Bible
Signature of Notary Public

Date Commission Expires: 06/30/2024

ATRM Holdings, Inc., a Minnesota corporation

By:	/s/ Daniel M. Koch
Daniel M. Koch
Its:	Chief Executive Officer